UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 28, 2012

SCBT Financial Corporation

(Exact name of registrant as specified in its charter)

South Carolina	001-12669	57-0799315
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

520 Gervais Street, Columbia, South Carolina	29201
(Address of principal executive offices)	(Zip code)

(800) 277-2175

 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

On November 28, 2012, SCBT Financial Corporation (the “Company”) received regulatory approval from the Board of Governors of the Federal Reserve System to merge with The Savannah Bancorp, Inc., a Georgia corporation (“SAVB,” and such merger, the “Merger”), pursuant to the Agreement and Plan of Merger between the Company and SAVB, dated as of August 7, 2012 (the “Merger Agreement”), and to thereby acquire The Savannah Bank, National Association, a national banking association (“Savannah Bank”),  and Bryan Bank & Trust, a Georgia banking corporation (“Bryan Bank”), each a wholly owned subsidiary of SAVB. On the same date, the Company received regulatory approval from the Federal Deposit Insurance Corporation for SCBT, a South Carolina banking corporation and wholly owned subsidiary of the Company (“SCBT Bank”), to merge with Savannah Bank and Bryan Bank under the charter of and with the title of SCBT Bank (the “Bank Mergers”). As the Company previously received the necessary regulatory approvals for the Merger and the Bank Mergers from each of the South Carolina State Board of Financial Institutions and the Georgia Department of Banking and Finance, all regulatory approvals required in connection with the Merger have now been obtained.

Completion of the Merger remains subject to approval by shareholders of SAVB of the Merger Agreement and to approval by shareholders of the Company of the issuance of Company common stock in connection with the Merger, as well as to customary closing conditions. Assuming such approvals are received and conditions are satisfied, the Company expects to complete the Merger on or about December 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCBT FINANCIAL CORPORATION

Date: November 29, 2012
	By:	/s/ John C. Pollok
	Name:	John C. Pollok
	Title:	Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer